Exhibit 10.2

Execution Version

Stockholder SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT, dated as of July 21, 2026 (this “Agreement”), by and among Apex Treasury Corporation, a Cayman Islands exempted company (“Purchaser”), TECfusions, Inc., a Florida corporation (the “Company”), and Jeremiah 29:11, LLC, a Florida limited lability company (the “Signing Stockholder”). Purchaser, the Company and the Signing Stockholder are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Purchaser, Stepping Stone Merger Sub, Inc., a Delaware corporation and wholly-owned direct Subsidiary of Purchaser (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form provided to the Signing Stockholder (the “Business Combination Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Purchaser;

WHEREAS, as of the date hereof, the Signing Stockholder has beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of and is entitled to dispose of (or direct the disposition of) and, as applicable, to vote (or to direct the voting of) 100% of the Company common stock (“Company Shares”, and all such Company Shares, together with any Company Shares of which beneficial ownership, record ownership and/or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Signing Stockholder prior to the termination of this Agreement collectively being referred to herein as the “Interests”); and

WHEREAS, as a condition to the willingness of Purchaser to enter into the Business Combination Agreement and as an inducement and in consideration therefor, the Signing Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Agreement to Vote. The Signing Stockholder, by this Agreement, hereby agrees to attend and vote at any meeting of the Company’s stockholders (collectively, “Company Stockholders”) (including any postponement or adjournment thereof) and execute and deliver written consent, resolution or approval in any action by written consent or approval of the Company Stockholders requested by the Company (which written consent shall be delivered promptly, and in any event not later than two (2) Business Days, after the Company requests such delivery), all of the Interests held by the Signing Stockholder at such time (a) in favor of the approval and adoption of the Business Combination Agreement, the Merger and the other Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Merger or the other Transactions in any material respect or would reasonably be expected to result in any of the closing conditions of Purchaser, the Company or Merger Sub under the Business Combination Agreement not being satisfied. Within seventy-two (72) hours after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the Signing Stockholder agrees to execute and deliver to the Company the Company Stockholder Consent, which shall, pursuant to, and in accordance with, the Business Combination Agreement, be delivered by the Company to Purchaser as soon as reasonably practicable after the Proxy Statement/Registration Statement is declared effective. The Signing Stockholder acknowledges receipt and review of a copy of the Business Combination Agreement.

2. Transfer of Interests. The Signing Stockholder agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), loan, pledge, dispose of or otherwise encumber any of the Interests or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement, the vesting of Company Shares pursuant to agreements that are disclosed under the Business Combination Agreement, or sale, assignment or transfer to another Company Stockholder that is a Party and bound by the terms and obligations hereof, (b) deposit any Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto (other than pursuant to this Agreement) or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Interests; provided that the foregoing shall not prohibit the transfer of the Interests by the Signing Stockholder to an affiliate of the Stockholder, but only if, prior to effecting any such acquisition, sale, assignment, transfer or other disposition of any Interests, such affiliate the Signing Stockholder shall execute this Agreement or a joinder agreeing to become a Party to this Agreement. Any acquisition, sale, assignment, transfer or other disposition of any Interests by the Signing Stockholder in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. No Solicitation of Transactions. The Signing Stockholder agrees not to, directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Acquisition Proposal relating to the Target Companies, (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, the Target Companies’ properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to an Acquisition Proposal relating to the Target Companies, (c) enter into, engage in or maintain discussions or negotiations with respect to any Acquisition Proposal relating to the Target Companies (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Acquisition Proposal relating to the Target Companies) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal relating to the Target Companies, (e) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquisition Proposal relating to the Target Companies or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal relating to the Target Companies or (f) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action. The Signing Stockholder shall, and shall instruct and cause its representatives and agents to, immediately cease any solicitations, discussions or negotiations with any parties (other than the parties party to the Business Combination Agreement and their respective representatives) in connection with an Acquisition Proposal or the Target Companies (other than the Transactions) and the Signing Stockholder acknowledges that any action taken by it or any representative of it inconsistent with the restrictions set forth in this Section 3, whether or not such representative is purporting to act on the Signing Stockholder’s behalf, shall be deemed to constitute a breach of this Section 3 by the Signing Stockholder.

4. Additional Agreements.

(a) No Challenges. The Signing Stockholder agrees not to commence, join in, facilitate or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub, the Company or any of their respective successors or directors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement or any other agreement in connection with the Transactions.

(b) Further Actions. The Signing Stockholder agrees, while this Agreement is in effect, not to take or omit to take, or agree to commit to take or omit to take, any action that would make any representation and warranty of the Signing Stockholder contained in this Agreement inaccurate in any material respect. The Signing Stockholder further agrees that it shall take all actions reasonably necessary and cooperate with Purchaser and the Company to effect the transactions contemplated hereby and the Transactions, including to take or omit to take such actions, and execute such agreements, as may be reasonably requested by Purchaser or the Company in connection with the transactions contemplated hereby and the Transactions or that are reasonably necessary to give further effect thereto.

(c) Consent to Disclosure. The Signing Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the Securities and Exchange Commission (the “SEC”) or any other securities authorities, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser) of the Signing Stockholder’s identity and beneficial ownership of Interests and the nature of the Signing Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Purchaser or the Company, a copy of this Agreement. The Signing Stockholder will promptly provide any information reasonably requested by Purchaser or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5. Representations and Warranties. The Signing Stockholder represents and warrants to Purchaser as follows:

(a) The execution, delivery and performance by the Signing Stockholder of this Agreement and the consummation by the Signing Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to the Signing Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any Interests pursuant to any contract or agreement to which the Signing Stockholder is a party or by which the Signing Stockholder is bound (other than under this Agreement, the Business Combination Agreement and the agreements contemplated by the Business Combination Agreement, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of the Signing Stockholder’s governing documents.

(b) As of the date of this Agreement, the Signing Stockholder owns exclusively and has good and valid title to the Interests free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the Company Charter and the Company Bylaws, and as of the date of this Agreement, the Signing Stockholder has, and will have until the Effective Time, the sole power to vote and right, power and authority to sell, transfer and deliver such Interests, and the Signing Stockholder does not own, directly or indirectly, any other Interests.

(c) The Signing Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by the Signing Stockholder and constitutes a valid and binding agreement of the Signing Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(d) Except for this Agreement, the Signing Stockholder has not: (i) entered into any voting agreement, voting trust or similar agreement with respect to any Interest or other equity securities of the Company owned by the Signing Stockholder or (ii) granted any proxy, consent or power of attorney with respect to any Interest or other equity securities of the Company owned by the Signing Stockholder (other than as contemplated by this Agreement).

(e) The Signing Stockholder understands and acknowledges that Purchaser is entering into the Business Combination Agreement in reliance upon the Signing Stockholder’s execution and delivery of this Agreement.

(f) The Signing Stockholder is a sophisticated equityholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions, and has independently, without reliance upon Purchaser or the Company, and based on such information as the Signing Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Signing Stockholder acknowledges that none of Purchaser or the Company has made or makes any representation or warranty, whether express or implied, of any kind or character with respect to the matters covered herein, in each case except as expressly set forth in this Agreement. The Signing Stockholder acknowledges that the agreements contained herein with respect to the Interests held by the Signing Stockholder are irrevocable.

6. Termination. This Agreement and the obligations of the Signing Stockholder under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual agreement of the Parties. Upon termination of this Agreement, neither Party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any Party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. A waiver under this Agreement shall be valid only if set forth in an instrument in writing signed by the Party or Parties granting such waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; provided that the fees and expenses of the Company and Purchaser shall be allocated as set forth in Section 3.03 of the Business Combination Agreement.

(b) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice given in accordance with this Section 8(b)). Actual notice is effective notice for all purposes hereunder:

If to Purchaser, to it at:

Apex Treasury Corporation
2035 Regatta Drive
Vero Beach, Florida 32693
Attn: Ajmal Rahman; Hugh Cochrane
Email: [***]

with a copy (which will not constitute notice) to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Michael Heinz; J. David Stewart; Nick DeAngelis
Email: [***]

If to the Company or the Signing Stockholder, to it at:

c/o TECfusions, Inc.
19995 US 19 Highway
Clearwater, Florida 33764
Attn: Simon Tusha; Denis Minihane
Email: [***]

with a copy (which will not constitute notice) to:

Paul Hastings LLP
2050 M St NW
Washington, DC 20036
Attn: Brad Bondi; Gil Savir; Steve Camahort; Sean Donahue
Email: [***]

(c) In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(d) This Agreement embodies the entire agreement and understanding among the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein. This Agreement shall not be assigned by operation of law or otherwise without the prior express written consent of the Parties, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(e) This Agreement shall be binding upon and inure solely to the benefit of each Party (and their respective successors and Purchaser’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement at law or in equity. The right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party hereby also waives any requirement for the securing or posting of any bond in connection therewith.

(g) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, applicable to contracts executed in and to be performed in that State. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware). Each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 8(g). To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including by email or in .pdf format) and electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

(i) At the request of Purchaser, in the case of the Signing Stockholder, or at the request of the Signing Stockholder, in the case of Purchaser, and without further consideration, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon the Signing Stockholder until after such time as the Business Combination Agreement is executed and delivered by the Company, Purchaser, and the Merger Sub.

(k) Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(k).

(l) Nothing contained in this Agreement shall be deemed to vest in Purchaser, the Company or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Interests.

(m) Notwithstanding anything to the contrary set forth in this Agreement, the Company and the Signing Stockholder acknowledges that, as described in the final prospectus of Purchaser, filed with the SEC on October 28, 2025 (Registration No. 333-289485) (the “Purchaser Prospectus”), Purchaser has established the trust account described therein (the “Trust Account”) for the benefit of Purchaser’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Signing Stockholder further acknowledges and agrees that a significant amount of Purchaser’s assets consist of the cash proceeds of Purchaser’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, each of the Company (on behalf of itself and its Affiliates) and the Signing Stockholder hereby irrevocably waives any past, present or future claims against, and any right to access, the Trust Account, any trustee of the Trust Account and Purchaser, to collect from the Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Signing Stockholder’s right to pursue a claim against Purchaser pursuant to this Agreement for legal relief against monies or other assets of Purchaser held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in this Agreement. This Section 9(m) shall survive the termination of this Agreement for any reason.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

APEX TREASURY CORPORATION

By:	/s/ Paul Sykes
Name:	Paul Sykes
Title:	Chief Financial Officer

TECFUSIONS, INC.

By:	/s/ Denis Minihane
Name:	Denis Minihane
Title:	Director, Chairman of the Board

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNING STOCKHOLDER:

/s/ Simon Tusha
Name:	Simon Tusha, Trustee of the Simon Tusha Revocable Trust Dated May 28, 2025, sole member of Jeremiah 29:11, LLC